EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Numbers 333-10331 and 333-58587) of Mobile America Corporation of our report dated March 17, 1999, relating to the consolidated balance sheets of Mobile America Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and all related schedules, which report appears in the annual report on Form 10-K of Mobile America Corporation for the year ended December 31, 1998.



Cherry, Bekaert & Holland L.L.P.
Certified Public Accountants
Orlando, Florida
July 9, 1999